PROGEN
                                                              INDUSTRIES LIMITED

                                                      P.O. Box 28 Richlands D.C.
                                                       Queensland 4077 Australia
                                                      Telephone: +61 7 3273 9100
                                                      Facsimile: +61 7 3375 9318

                                                               ABN 82 010 975 61



22 April 2005

The Manager
Company announcements Platform
Australian Stock Exchange Limited
Level 4
20 Bridge Street
SYDNEY NSW 2000


Dear Sir

RE:     NOTIFICATION OF OPTION EXPIRY

The attached letter has today been sent to all U.S. domicile holders of the Company's listed options (PGLO) that expire on 31 May 2005.


Yours Sincerely
Progen Industries Limited


/s/ Linton Burns


Linton Burns
Company Secretary

                                                                          PROGEN
                                                              INDUSTRIES LIMITED

                                                      P.O. Box 28 Richlands D.C.
                                                       Queensland 4077 Australia
                                                      Telephone: +61 7 3273 9100
                                                      Facsimile: +61 7 3375 9318

                                                               ABN 82 010 975 61


21 April, 2005



<<Name>>
<<Add1>>
<<Add2>>
<<Add3>>
<<Add4>>


Dear Warrant (Option) Holder,

                NOTICE - OPTIONS (WARRANTS) EXPIRING MAY 31, 2005


This is a reminder that the $2.50 warrants you hold in Progen Industries Limited ("Progen") will expire at 5:00pm Brisbane time on Tuesday May 31, 2005. Your warrants may be exercised in whole or in part by payment of AUD$2.50 for each warrant. If payment is not received by 5:00pm Brisbane time (3:00am US Eastern Daylight time) on May 31, 2005 the warrants will lapse and all rights under the warrants will cease at that time.

Some  courses  of  action  available  to  you  as  a  warrant  holder  are:

a)   Exercise the warrants before May 31, 2005

b) Sell your warrants. Warrants are traded under the symbol PGLO on the Australian Stock Exchange (ASX). Quotations of the warrants will cease at the close of trading in Australia on May 24, 2005 and it is expected that the underlying ordinary shares will be quoted on a deferred settlement basis from May 25, 2005.

c) Do nothing, i.e. allow your warrants to expire. If you do not exercise or sell your warrants they will expire on May 31, 2005 and your right to subscribe for ordinary shares in Progen at AUD$2.50 per share will lapse.

In many cases for shareholders of Nasdaq listed PGLAF shares, these ASX listed warrants, are recorded under the name of the nominee account. For detailed instructions on how to transfer, trade and exercise your warrants please view this website link:
 http://www.progen.com.au/?page=inhome.html  (scroll  to the bottom of this page
 ------------------------------------------
and click on the Nasdaq instruction link). The Company has made arrangements for USD dollars to be wired into a nominated bank account to aid in this process. Please contact us for those details.

There is no obligation upon warrant holders to exercise their warrants. However, under paragraph 6.1, of Appendix 6A of the ASX Listing Rules, the Company is required to advise warrant holders of the information contained in this notice. Recent market sale prices of Progen ordinary shares listed on the ASX are as follows:

Latest  available  shareprice                      April  20,  2005     AUD$3.32
Highest  market  price  in  past  three months     February 2, 2005     AUD$4.55
Lowest  market  price  in  past  three  months     April  4,  2005      AUD$2.70

We anticipate despatching certificates for the underlying ordinary shares you receive in Progen from exercising your warrants on June 15, 2005.

We have included a recent Open Briefing interview with our Managing Director and thank you in anticipation of your ongoing support. Should you have any queries in regards to the exercise of your warrants please contact Sarah Meibusch telephone +61 7 3273-9118 or email sarah.meibusch@progen.com.au.
                                         -----------------------------

Yours  sincerely,


/s/ Linton  Burns


Linton  Burns
Company  Secretary